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                                                                    EXHIBIT 23.7

                           [MERRILL LYNCH LETTERHEAD]



     We hereby consent to the use of our opinion letter dated March 13, 1999 to the Board of Directors of Sonat Inc. included as Annex E to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Sonat Inc. with and into El Paso Energy Corporation and to the references to such opinion in such Joint Proxy Statement/Prospectus in the sections captioned "Summary -- Opinions of Financial Advisors -- Sonat", "The Merger -- Background of the Merger -- Sonat Background"; "The Merger -- Recommendation of the Board of Directors of Sonat -- Sonat's Reason for the Merger"; and "Opinions of Financial Advisors -- Opinion of Financial Advisor to Sonat". In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                         /s/ MERRILL LYNCH, PIERCE, FENNER &
                                                 SMITH INCORPORATED

                                             MERRILL LYNCH, PIERCE, FENNER &
                                                 SMITH INCORPORATED

New York, New York
April 5, 1999